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                                                                  EXHIBIT 5








                                             May 7, 1996



         SS&C Technologies, Inc.
         Corporate Place
         705 Bloomfield Avenue
         Bloomfield, CT  06002

         Ladies and Gentlemen:

              This opinion is furnished to you in connection with a Registration Statement on Form S-1, together with Amendment No. 1 thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities
         Act of 1933, as amended, relating to the public offering of an aggregate of 4,312,500 shares of Common Stock, $.01 par value per share (the "Common Stock"), of SS&C Technologies, Inc., a Delaware corporation (the "Company"), of which (i) 3,026,500 shares of Common Stock will be issued and sold by the Company to the Underwriters and
         (ii) 1,286,250 shares of Common Stock (including 562,500 shares of Common Stock subject to an over-allotment option granted to the Underwriters (as defined below)) will be sold by certain selling stockholders of the Company (the "Selling Stockholders") to the Underwriters (collectively, the "Shares"). The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders and Alex. Brown & Sons Incorporated and Hambrecht & Quist LLC, as representatives of the several underwriters named in the Underwriting Agreement (the "Underwriters").

              We have acted as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, a copy of the By-Laws of the Company and a copy of the Certificate of Incorporation of the Company.
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         SS&C Technologies, Inc.
         May 7, 1996
         Page 2





              Based upon the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized and that, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Legal Matters."

              It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                            Very truly yours,

                                            /s/ HALE AND DORR

                                            HALE AND DORR